Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160766

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2010

Prospectus Supplement

(To prospectus dated November 24, 2009)

12,000,000

Common Shares

We are selling to the underwriters 12,000,000 of our common shares to be offered to the public at a price of $             per share.

Our common shares are listed on the NYSE Amex LLC under the symbol “GST”. On December 3, 2010, the last reported sale price of our common shares on the NYSE Amex LLC was $5.29 per share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” on page S-5 of this prospectus supplement, on page 8 of the accompanying prospectus and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein.

	Public Offering Price	Underwriting Discount	Proceeds to Us (Before Expenses)
Per Share	$	$	$
Total	$	$	$

The underwriters may also purchase for 30 days from the date of this prospectus supplement up to an additional 1,800,000 of our common shares at a price of $             per share solely to cover any over-allotments.

Delivery of the common shares is expected to be made on or about December     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Johnson Rice & Company L.L.C.	Pritchard Capital Partners, LLC	Tudor, Pickering, Holt & Co.

Co-Managers

BMO Capital Markets	IBERIA Capital Partners, L.L.C.

The date of this prospectus supplement is December    , 2010.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration process, we may offer from time to time up to an aggregate amount of $250,000,000 of our securities, including the common shares being offered hereby. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about our common shares that we are selling in this offering. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common shares being offered hereby and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, as well as the additional information described under “Where You Can Find More Information” before investing in our common shares.

You should rely only on information incorporated by reference or provided in this document or to which we have referred you. We and the underwriters have not authorized anyone else to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the underwriters are not making any offer to sell these securities in any jurisdiction where the offer to sell is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date hereof or thereof, respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations or forecasts of future events. These statements can be identified by the use of forward-looking words, including “may,” “expect,” “anticipate,” “plan,” “project,” “believe,” “estimate,” “intend,” “will,” “should” or other similar words. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements may include statements that relate to, among other things, our:

•	Financial position;

•	Business strategy and budgets;

•	Anticipated capital expenditures;

•	Drilling of wells;

•	Natural gas and oil reserves;

•	Timing and amount of future production of natural gas and oil;

•	Operating costs and other expenses;

•	Cash flow and anticipated liquidity;

•	Prospect development; and

•	Property acquisitions and sales.

Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors (some of which are beyond our control) that may cause our actual results, performance or achievements to be materially different from our historical experience and present expectations or projections, or actual future results expressed or implied by the forward-looking statements. These factors include, but are not limited to, among others:

•	Low and/or declining prices for natural gas and oil;

•	Demand for natural gas and oil;

•	Natural gas and oil price volatility;

•	The risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes;

•	Ability to raise capital to fund capital expenditures or repay or refinance debt upon maturity;

•	Ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	Adverse weather conditions;

•

Competition in the oil and gas exploration and production industry for materials, equipment and services, such as drilling rigs, fracture stimulation services and tubulars, well servicing equipment, gathering systems and transportation pipelines, and, relatedly, the availability and cost of materials, equipment and services;

•	The number of well locations to be drilled and the time frame in which they will be drilled;

•	Delays in anticipated start-up dates;

•	Actions or inactions of third-party operators of our properties;

•	Ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Potential defects in title to our properties;

•	Federal and state regulatory developments and approvals;

•	Losses possible from pending or future litigation;

•	Environmental risks; and

•	Worldwide political and economic conditions.

You should not unduly rely on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus as they speak only as of the date of this prospectus supplement or the accompanying prospectus or the date of the document incorporated by reference. See the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

Except as required by law, we undertake no obligation to update, revise or release any revisions to any forward-looking statement to reflect events or circumstances occurring after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and in documents that we file with the SEC that are incorporated by reference in this document, but does not contain all of the information you need to consider in making an investment decision. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this prospectus supplement and the accompanying prospectus, particularly the sections entitled “Risk Factors,” and the documents incorporated by reference in this document, including our financial statements and related notes thereto, before you decide to invest in our common shares. You should also consult with your own legal and tax advisors. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ over-allotment option. Unless otherwise indicated or required by the context, “we,” “us,” and “our” refer to Gastar Exploration Ltd. and its subsidiaries and predecessors. All dollar amounts appearing in this prospectus supplement are stated in U.S. dollars and all financial data included in this prospectus supplement has been prepared in accordance with generally accepted accounting principles in the United States.

GASTAR EXPLORATION LTD.

Overview

We are an independent energy company engaged in the exploration, development and production of natural gas and oil in the United States. We are developing the Deep Bossier gas play in the Hilltop area of East Texas, as well as testing unconventional oil resource potential in the Glen Rose and Eagle Ford formations in this area. After giving effect to the Atinum Joint Venture and Marcellus Acquisition, as discussed below under “—Recent Developments,” we also hold 76,100 net acres in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania.

Recent Developments

Atinum Joint Venture. On September 21, 2010, we entered into a purchase and sale agreement and a participation agreement (collectively, the “JV Agreements”) with Atinum Marcellus I LLC (“Atinum”), an affiliate of Atinum Partners Co., Ltd, a Korean investment firm (the “Atinum Joint Venture”). We currently have 34,200 net acres and a 50% working interest in 15 producing shallow conventional wells and two non-producing vertical Marcellus Shale well (the “Atinum Joint Venture Assets”). Pursuant to the JV Agreements, we agreed to assign to Atinum an initial 21.43% interest in all of our existing Marcellus Shale assets in West Virginia and Pennsylvania.

On November 1, 2010, we completed the initial closing of the Atinum Joint Venture as contemplated by the JV Agreements (the “Closing”). At Closing, Atinum paid us approximately $30.0 million in cash in exchange for the interests in the Atinum Joint Venture Assets described above. Under the terms of the JV Agreements, Atinum is also obligated to fund its 50% share of drilling, completion and infrastructure costs, and will pay an additional $40.0 million in the form of a drilling carry by funding 75% of our 50% share of those same costs. Upon the completion of the funding of the $40.0 million drilling carry, Atinum will own a 50% interest in the Atinum Joint Venture Assets, making the transaction valued at approximately $70.0 million. A post-closing title review period could result in certain purchase price adjustments.

The initial three-year development program calls for the drilling of a minimum of one horizontal Marcellus Shale well during the remainder of 2010, a minimum of 12 horizontal Marcellus Shale wells in 2011 and 24 horizontal Marcellus Shale wells in each of 2012 and 2013. We will continue to serve as operator of all of the Atinum Joint Venture Assets.

The JV Agreements also established an initial area of mutual interests (“AMI”) for potential additional acreage acquisitions in Ohio and New York, along with those counties in West Virginia and Pennsylvania in which the Atinum Joint Venture Assets are located, plus areas within two miles of those assets. Within the initial

AMI, we will act as operator and will offer any future lease acquisitions to Atinum on a 50/50 basis. For acreage in which Atinum participates, in addition to paying 50% of the acquisition costs, Atinum has agreed to pay us on an annual basis an amount equal to 10% of lease bonuses and third party leasing costs up to $20.0 million and 5% of such costs over $20 million. Until June 30, 2011, Atinum will have the right to participate in any future leasehold acquisitions made by us outside of the initial AMI and within West Virginia or Pennsylvania on terms identical to those governing the Atinum Joint Venture. Accordingly, Atinum has the right to participate in the Marcellus Acquisition discussed below (see “—Marcellus Acquisition”) and we are required to formally notify and invite Atinum to participate pursuant to the terms of the JV Agreements at the end of the fourth quarter of 2010. We have informally notified Atinum of the Marcellus Acquisition and Atinum has indicated that, at this time, it does not intend to participate.

Marcellus Acquisition. We executed a purchase and sale agreement (“PSA”), dated November 5, 2010, with certain private sellers for the acquisition of approximately 59,000 net acres of leasehold in the Marcellus Shale concentrated in Preston, Randolph, Tucker and Pendleton Counties, West Virginia, as well as a natural gas gathering system consisting of 41 miles of pipeline, an operated salt water disposal well and five producing conventional natural gas wells, currently producing at an average gross rate of 500 Mcf per day (the “Marcellus Acquisition”). Prior to executing the PSA, we obtained an exclusive option on the leasehold with the right to conduct operations to test the Marcellus Shale potential on the properties to be acquired. We deepened an existing vertical well to the Marcellus Shale and tested that well at approximately 1.1 MMcf per day from the lower Marcellus formation. We also re-completed another existing vertical well in the lower Marcellus Shale and tested that well at varying rates as high as 0.7 MMcf per day. The purchase price of approximately $29 million will be paid at closing, which is expected to take place in mid-December 2010, subject to customary closing conditions.

ClassicStar Mare Lease Litigation Settlement. On November 29, 2010, the United States Bankruptcy Court for the Eastern District of Kentucky approved the Final Settlement Agreement and Comprehensive General Release (the “Settlement Agreement”) among us, James D. Lyon, as Chapter 7 Trustee of ClassicStar LLC, and other individuals and entities set forth therein. The Settlement Agreement reflects the definitive terms of the settlement of the seven In re ClassicStar Mare Lease litigation matters to which we were party. Pursuant to the terms of the Settlement Agreement, we are required to pay to the plaintiffs an aggregate of $21.15 million in cash, including an initial $18.0 million payment to be paid on or before December 9, 2010 and the remaining $3.15 million to be paid in 16 monthly payments, the first of which will be $150,000 and the next 15 of which will be $200,000 each, in exchange for the dismissal of all existing and potential future claims of the plaintiffs in all seven cases filed against us.

We recorded $21.2 million in litigation settlement expense in our statement of operations for the nine months ended September 30, 2010 and short-term and long-term litigation settlement liabilities of $19.8 million and $1.4 million, respectively, on our consolidated balance sheet at September 30, 2010. For additional information regarding the seven In re ClassicStar Mare Lease litigation matters, see Note 13 to the financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, which is incorporated herein by reference.

2011 Capital Expenditures

Our preliminary 2011 capital expenditure budget is estimated to be up to approximately $72.8 million, which includes land and seismic acquisition costs of $11.5 million and the drilling of:

•	Two gross (1.0 net) wells targeting the Lower Bossier;

•	Three gross (3.0 net) wells targeting Glen Rose;

•	Four gross (3.7 net) wells targeting Eagle Ford;

•	Two gross (1.0 net) vertical wells targeting Marcellus Shale;

•	Twenty one gross (9.3 net) horizontal wells targeting Marcellus Shale; and

•	Recompletion of three gross (2.3 net) wells in East Texas.

The 2011 capital expenditure budget is subject to change depending upon a number of factors, including additional data on the assets acquired in the Marcellus Acquisition, results of our Glen Rose and Eagle Ford wells, economic and industry conditions at the time of drilling, prevailing and anticipated prices for oil and natural gas, the availability of sufficient capital resources for drilling prospects, our financial results, the availability of leases on reasonable terms and our ability to obtain permits for drilling locations.

Corporate Information

We are a Canadian corporation incorporated in Alberta in 1987. Our principal office is located at 1331 Lamar Street, Suite 1080, Houston, Texas 77010, and our telephone number is (713) 739-1800. Our website address is www.gastar.com. Information on our website or about us on any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

Our common shares are listed on the NYSE Amex LLC under the symbol “GST”.

THE OFFERING

Common shares offered by us	12,000,000 shares, or 13,800,000 shares if the underwriters exercise in full the overallotment option to purchase additional shares granted by us.

Common shares to be outstanding immediately after this offering	62,378,094 shares, or 64,178,094 shares if the underwriters exercise in full the overallotment option to purchase additional shares granted by us.(1)

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $60.42 million ($69.52 million if the underwriters exercise in full the overallotment option), based on an assumed public offering price of $5.29 per share (the last sale price of our common shares as reported on the NYSE Amex LLC on December 3, 2010) after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering to fund the Marcellus Acquisition, the settlement payments with respect to the In re ClassicStar Mare Lease litigation matters, and for working capital and general corporate purposes. See “Use of Proceeds” included elsewhere in this prospectus supplement for more details on the above.

NYSE Amex LLC symbol	GST

Dividend policy	We currently anticipate that we will retain any future earnings for operational and other cash needs. We do not intend to pay cash dividends in the foreseeable future.

Risk factors	We are subject to a number of risks that you should carefully consider before deciding to invest in our common shares. These risks are discussed more fully under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

(1)	Based on 50,378,094 common shares outstanding as of December 3, 2010, including common shares underlying options, warrants or other convertible securities that are exercisable by such beneficial owners within 60 days after December 3, 2010. This amount does not include 1,110,100 common shares issuable upon exercise of outstanding stock options and 2,000,000 common shares issuable upon exercise of outstanding warrants as of December 3, 2010.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully read the risk factors included under the heading “Risk Factors” beginning on page 8 of the accompanying prospectus, as well as the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 (as amended by Amendment No. 1 on Form 10-Q/A), June 30, 2010 and September 30, 2010, respectively, together with all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common shares. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price of our common shares could decline due to any of these risks, and you may lose all or part of your investment.

Risk Factors Related to Our Business

The limited availability or high costs of hydraulic fracturing services in the Marcellus Shale and Deep Bossier formations could adversely affect our ability to execute our exploration and development plans within our budget and on a timely basis.

Our industry is cyclical and, from time to time, there is a shortage of materials, equipment, supplies and services, such as drilling rigs, fracture stimulation services and tubulars, well servicing equipment, gathering systems and transportation pipelines. During these periods, the costs and delivery times of those materials, equipment, supplies and services necessary to execute our drilling program are substantially greater. Shortages of fracturing equipment and crews required for complex horizontal well completions in the Marcellus Shale and Deep Bossier areas could delay or adversely affect our development and exploration operations or cause us to incur significant expenditures that are not included in our capital budget. Delays could also have an adverse effect on our results of operations, including the timing of the initiation of production from new wells.

Oil and natural gas operations are subject to comprehensive regulation that may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

Oil and natural gas operations are subject to federal, state, provincial and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and natural gas operations are also subject to federal, state, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Government authorities require various permits to conduct drilling operations and we cannot assure you that such permits will be received. The failure or delay in obtaining the requisite approvals or permits may adversely affect our business, financial condition and results of operations.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could make it more difficult or costly for us to perform fracturing of producing formations and could have an adverse effect on our ability to produce oil and natural gas from new wells.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and natural gas commissions but is not subject to regulation at the federal level. The U.S. Environmental Protection Agency, or the EPA, has commenced a study of the potential environmental impacts of hydraulic fracturing activities, and a committee of the U.S. House of Representatives is also conducting an investigation of hydraulic fracturing practices. Legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. In addition, some states have adopted, and other states are considering adopting, regulations that could restrict hydraulic fracturing in certain circumstances. For example, New York has imposed a moratorium on the issuance of permits for hydraulic fracturing until state-administered environmental studies are complete and Pennsylvania has adopted a variety of regulations limiting how and where fracturing can be performed.

Hydraulic fracturing is the primary production method used to produce reserves located in the Marcellus Shale formation and East Texas area. If new laws or regulations at the federal, state and/or provincial levels that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to perform hydraulic fracturing. In addition, if hydraulic fracturing is regulated at the federal level, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements and attendant permitting delays and potential increases in costs. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce from our reserves. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and natural gas resources from shale formations that are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business, financial condition and results of operations.

Exploration activities are subject to certain environmental regulations that may prevent or delay the commencement or continuance of our operations.

In general, our exploration activities are subject to certain federal, state, provincial and local laws and regulations relating to environmental quality and pollution control. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. These laws and regulations may require the acquisition of permits before drilling commences; restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities; limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and impose substantial liabilities for pollution resulting from our operations. Such laws and regulations increase the costs of our exploration activities and may prevent or delay the commencement or continuance of a given operation.

Risk Factors Related to Our Common Shares

Our common share price has been and is likely to continue to be highly volatile.

The trading price of our common shares are subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, announcements of drilling and rig activity, economic conditions in the natural gas and oil industry, general economic conditions or other events or factors that are beyond our control.

In addition, the stock market in general and the market for natural gas and oil exploration companies, in particular, have experienced large price and volume fluctuations that have often been unrelated or disproportionate to the operating results or asset values of those companies. These broad market and industry factors may seriously impact the market price and trading volume of our common shares regardless of our actual operating performance. In the past, following periods of volatility in the overall market and in the market price of a company’s securities, securities class action litigation has been instituted against certain natural gas and oil exploration companies. If this type of litigation were instituted against us following a period of volatility in our common shares trading price, it could result in substantial costs and a diversion of our management’s attention and resources, which could have a material adverse effect on our financial condition, future cash flows and the results of operations.

Future issuances of our common shares may adversely affect the price of our common shares.

The future issuance of a substantial number of common shares into the public market, or the perception that such an issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our ability to issue an unlimited number of our common shares under our articles of incorporation may result in dilution or make it more difficult to effect a change in control of us, which could adversely affect the price of our common shares.

Unlike most corporations formed in the United States, our Amended and Restated Articles of Incorporation chartered under the laws of the Province of Alberta, Canada permit the board of directors to issue an unlimited number of new common shares without shareholder approval, subject only to the rules of the NYSE Amex LLC or any future exchange on which our common shares might trade. The issuance of a large number of common shares could be effected by our directors to thwart a takeover attempt or offer for us by a third party, even if doing so would not benefit our shareholders, which could result in the common shares being valued less in the market. The issuance or the threat of issuance of a large number of common shares at prices that are dilutive to the outstanding common shares could also result in the common shares being valued less in the market.

We are able to issue shares of preferred stock with greater rights than our common shares.

Our Amended and Restated Articles of Incorporation authorize our board of directors to issue one or more series of preferred shares and set the terms of the preferred shares without seeking any further approval from our shareholders. Any preferred shares that are issued may rank ahead of our common shares in terms of dividends, liquidation rights, or voting rights. If we issue preferred shares, it may adversely affect the market price of our common shares.

Because we have no plans to pay dividends on our common shares, shareholders must look solely to appreciation of our common shares to realize a gain on their investment.

We do not anticipate paying any dividends on our common shares in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business. In addition, our revolving credit facility contains covenants that prohibit us from paying cash dividends as long as such debt remains outstanding. The payment of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors. Accordingly, shareholders must look solely to appreciation of our common shares to realize a gain on their investment, which may not occur.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $60.42 million ($69.52 million if the underwriters exercise in full their over-allotment option to purchase additional shares) after deducting estimated fees and expenses (including underwriting discounts and commissions), based on an assumed public offering price of $5.29 per share (the last sale price of our common shares as reported on the NYSE Amex LLC on December 3, 2010). We intend to use the net proceeds from this offering to fund the Marcellus Acquisition, the settlement payments with respect to the In re ClassicStar Mare Lease litigation matters, and for working capital and general corporate purposes.

The following table sets forth the estimated sources and uses of funds from this offering (in thousands):

Sources of Funds		Use of Funds
Common shares offered hereby	$63,480	Marcellus Acquisition(1)	$28,800
		Classic Star litigation settlement	18,000
		Working capital and general corporate purposes	13,623
		Estimated offering fees and expenses	3,057

Total sources of funds	$63,480	Total uses of funds	$63,480

(1)	In the event the Marcellus Acquisition does not close, the funds will be reallocated for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2010:

•	on an actual basis;

•	as adjusted to give effect to the Atinum Joint Venture; and

•	as further adjusted to give effect to (i) the completion of this offering and (ii) our application of the estimated net proceeds from this offering in the manner described in “Use of Proceeds.”

You should read the information in this table together with our consolidated financial statements and the related notes and the information contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, together with the other documents that are incorporated by referenced herein.

	As of September 30, 2010
	Actual	As Adjusted for the Atinum Joint Venture		As Further Adjusted for this Offering
	(in thousands)
Cash and cash equivalents(1)	$6,937	$12,937		$26,560

Accrued litigation settlement liability—current	$19,750	$19,750		$1,750

Long-term debt(2)	$24,000	$—	(2)	$—

Stockholders’ equity:
Preferred stock, none outstanding	$—	$—		$—
Common stock: 50,378,094 shares issued at September 30, 2010 actual; 62,378,094 shares issued at September 30, 2010 as further adjusted for this offering(3)	263,809	263,809		324,232
Additional paid-in capital	22,789	22,789		22,789
Retained deficit	(129,211)	(129,211)		(129,211)

Total shareholders’ equity	$157,387	$157,387		$217,810

Total capitalization	$188,324	$170,324		$244,371

(1)	In the event the Marcellus Acquisition does not close, the $28.8 million of proceeds allocated for the acquisition purchase price will be reallocated for working capital and general corporate purposes.
(2)	A portion of the proceeds from the Atinum Joint Venture were used to repay in full all outstanding borrowings under our revolving credit facility.
(3)	As of December 3, 2010, we had 50,378,094 shares of common stock outstanding and, as adjusted for this offering and would have had 62,378,094 shares outstanding (or 64,178,094 shares if the underwriters exercise their over-allotment option in full).

PRICE RANGE OF COMMON SHARES

Our common shares are listed and traded on the NYSE Amex LLC under the symbol “GST”. The following table sets forth the high and low sale prices for our common shares as reported on the NYSE Amex LLC for the periods presented All prices reflect the completion of the 1-for-5 reverse split that was effected on August 3, 2009.

	NYSE Amex LLC
	High	Low
2008
First Quarter	$7.55	$4.50
Second Quarter	13.75	5.75
Third Quarter	13.60	5.80
Fourth Quarter	6.50	0.40

2009
First Quarter	$3.95	$2.10
Second Quarter	3.20	1.85
Third Quarter	5.13	1.90
Fourth Quarter	5.06	4.12

2010
First Quarter	$5.50	$4.27
Second Quarter	5.60	3.61
Third Quarter	4.13	2.89
Fourth Quarter(1)	5.29	3.56

(1)	Through December 3, 2010.

The last reported sale price of our common shares on the NYSE Amex LLC on December 3, 2010 was $5.29.

DIVIDEND POLICY

We have not historically paid dividends, cash or otherwise, and we do not intend to do so in the foreseeable future. In addition, our revolving credit facility contains covenants that prohibit us from paying cash dividends as long as such debt remains outstanding. The payment of any future dividends will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, restrictions in financing agreements, business conditions and other factors.

UNDERWRITING

Johnson Rice & Company L.L.C., Pritchard Capital Partners, LLC and Tudor, Pickering, Holt & Co. Securities, Inc. are acting as the joint book-running managers of this offering and Johnson Rice & Company L.L.C. is also acting as representative of the several underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
Johnson Rice & Company L.L.C
Pritchard Capital Partners, LLC
Tudor, Pickering, Holt & Co. Securities, Inc.
BMO Capital Markets Corp
IBERIA Capital Partners, L.L.C.

Total	12,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase our common shares is subject to approval of legal matters by counsel and the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the conditions that the representations and warranties made by us to the underwriters are true, that there has been no material adverse change to our condition or in the financial markets and that we deliver to the underwriters customary closing documents. The underwriters are obligated to purchase all of the common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the common shares to securities dealers at the price to the public less a concession not in excess of $             per common share. Security dealers may reallow a concession not in excess of $             per share to other dealers. After the common shares are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

We have granted to the underwriters an option, exercisable for 30 days from the date of the underwriting agreement, to purchase up to 1,800,000 additional common shares from us. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The following table summarizes the compensation to be paid to the underwriters by us:

	Per share	Total
		Without over- allotment	With over- allotment
Public offering price by us	$	$	$
Underwriting fees to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate our expenses associated with the offering, excluding underwriting discounts and commissions, will be approximately $200,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that may be required to be made in respect of these liabilities.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of the final prospectus supplement, we and they will not, without the prior written consent of the representative of the several underwriters, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares, or file any registration statement under the Securities Act with respect to any of the foregoing or enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common shares, except for the sale to the underwriters in this offering, the issuance by us of any securities or options to purchase common shares under existing, amended or new employee benefit plans maintained by us and the filing of or amendment to any registration statement related to the foregoing, the issuance by us of securities in exchange for or upon conversion of our outstanding securities described herein or certain transfers in the case of executive officers or directors in the form of bona fide gifts, intra family transfers and transfers related to estate planning matters. Notwithstanding the foregoing, if (1) during the last 17 days of such 90-day restricted period we issue an earnings release or (2) prior to the expiration of such 90-day restricted period we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the foregoing restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release; provided, however, that this sentence will not apply if, as of the expiration of the restricted period, our common shares are “actively-traded securities” as defined in Regulation M. The representative of the several underwriters has advised us that it does not have any present intent to release the lock-up agreements prior to the expiration of the applicable restricted period.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising its over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common shares originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common shares who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the common shares until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common shares to be higher than it would otherwise be in the absence of these transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

From time to time, Johnson Rice & Company L.L.C., Pritchard Capital Partners, LLC and Tudor, Pickering, Holt & Co. Securities, Inc. and their respective affiliates have, directly or indirectly, provided investment banking or financial advisory services to us, for which they received customary fees and commissions. They may provide these services to us from time to time in the future. BMO Capital Markets Corp. and IBERIA Capital Partners, L.L.C. are lenders under our revolving credit facility and BMO Capital Markets Corp is a counterparty under several of our hedging contracts. Additionally, John M. Selser, a member of our board of directors, is a member of IBERIA Capital Partners, L.L.C.

.

LEGAL MATTERS

The validity of the common shares offered by this prospectus supplement will be passed upon for us by Burnett, Duckworth & Palmer LLP, Calgary, Alberta. Certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Porter Hedges LLP, Houston, Texas.

EXPERTS

The consolidated financial statements incorporated herein by reference in this prospectus supplement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Certain information incorporated by reference into this prospectus supplement regarding our estimated quantities of natural gas and oil reserves was prepared by us. Our estimated proved reserve estimates as of December 31, 2009, 2008 and 2007 incorporated by reference into this prospectus supplement were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

WHERE YOU CAN FIND MORE INFORMATION

We are “incorporating by reference” into this prospectus supplement information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed pursuant to Item 2.02, Item 7.01 or certain exhibits furnished pursuant to Item 9.01 of any current report on Form 8-K with the SEC) until the offering under this prospectus supplement is completed:

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010 (including Amendment No. 1 on Form 10-Q/A thereto), June 30, 2010 and September 30, 2010 (File Nos. 001-32714);

•

Our Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 001-32714), including information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2010 (File No. 001-32714);

•

Our Current Reports on Form 8-K filed with the SEC on January 13, 2010, January 14, 2010, June 4, 2010, June 28, 2010, July 29, 2010, September 24, 2010, November 2, 2010 and November 5, 2010 (excluding any information furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K with the SEC) (File Nos. 001-32714); and

•	Our Registration Statement on Form 8-A filed with the SEC on December 23, 2005 (File No. 001-32714).

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Michael A. Gerlich

Telephone: (713) 739-1800

Additionally, you may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the public reference section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.gastar.com. The information on our website or any other website is not part of this prospectus supplement.

PROSPECTUS

$250,000,000

Common Shares

Preferred Shares

Debt Securities

Rights

Through this prospectus, we may periodically offer our common shares, preferred shares, debt securities and rights to purchase common shares or other securities. The aggregate offering price of the common shares, preferred shares, debt securities and rights to purchase common shares or other securities may not exceed $250,000,000. The prices and other terms of the common shares, preferred shares, debt securities and rights to purchase common shares or other securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares trade on the NYSE Amex under the symbol “GST”.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Investing in our securities involves a high degree of risk. Please read the matters set forth in “Risk Factors” beginning on page 8 of this prospectus, in any prospectus supplement or incorporated by reference herein or therein in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 24, 2009

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Information contained on our website or about us on any other website does not constitute part of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell the common shares, preferred shares, debt securities and rights to purchase common shares or other securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the common shares, preferred shares, debt securities and rights to purchase common shares or other securities that we may offer. Each time we sell these securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering including, among other things, the specific amounts, prices, and terms of the offered securities. The prospectus supplement may also add to, update or change information in this prospectus. You should read carefully this prospectus, any prospectus supplement, and the additional information described below.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or the securities offered by this prospectus, you should refer to that registration statement, which you can obtain from the SEC, as described below under the heading “Where You Can Find More Information”.

i

PROSPECTUS SUMMARY

This section summarizes material information included in or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information included elsewhere in this prospectus. This summary may not contain all the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, including the risk factors and the more detailed information that appear later. Financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

Unless otherwise indicated, references in this prospectus to “Gastar”, “we”, “us”, “our”, and the “Company” refer to Gastar Exploration Ltd. and its subsidiaries and predecessors.

Our Company

We are an independent energy company engaged in the exploration, development and production of natural gas and oil in the United States. Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties. Our emphasis is on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays or coal bed methane, or CBM. We are pursuing natural gas exploration in the deep Bossier play in the Hilltop area in East Texas and the Marcellus Shale in West Virginia and central and southwestern Pennsylvania. Our primary CBM properties are in the Powder River Basin in Wyoming and Montana.

Corporation Information

We are a Canadian corporation that is subsisting under the Business Corporations Act (Alberta). Our principal office is located at 1331 Lamar Street, Suite 1080, Houston, Texas 77010, and our telephone number is (713) 739-1800. Our website address is http://www.gastar.com. Information on our website or about us on any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Our common shares are listed on the NYSE Amex under the symbol “GST”.

Recent Developments

Delisting from the Toronto Exchange

Effective July 6, 2009, we elected to voluntarily de-list our shares from trading on the Toronto Stock Exchange (TSX) following the completion of the sale of the Australian Asset, described below. We decided to delist from the TSX because trading on two exchanges had become unduly costly and burdensome without providing any significant additional liquidity for our shareholders.

Sale of Australian Assets

On July 13, 2009, our wholly-owned subsidiaries, Gastar Exploration New South Wales, Inc. (“GENSW”) and Gastar Exploration USA, Inc. (“Gastar USA”), completed the sale of all of our interest in Petroleum Exploration Licenses 238 (including Petroleum Production License 3), 433, and 434 in New South Wales, Australia and the concurrent sale of our common shares of Gastar Power Pty Ltd., a wholly owned subsidiary holding our 35% working interest in the Wilga Park Power Station (collectively, the “Australian Assets”), to Santos QNT Pty Ltd. and Santos International Holdings Pty Ltd. (collectively, “Santos”) for an approximate US$233 million (AU$300 million). The sale was made pursuant to a definitive agreement dated July 2, 2009 (the “Sale Agreement”) by and among GENSW, Gastar USA and Santos.

For additional information regarding the sale of the Australian Assets, including the terms of the Sale Agreement and the use of proceeds received therefrom, please see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed with the SEC on November 5, 2009 and our Current Reports on Form 8-K filed with the SEC on July 6, 2009 and July 16, 2009 (each File No.001-32714), incorporated herein by reference.

Asset Sale Offer and Repayment of 12 3/4% Senior Secured Notes

On July 13, 2009, Gastar USA commenced an offer (the “Asset Sale Offer”) to repurchase any and all of the outstanding 12 3/4% senior secured notes due 2012 (the “12 3/4% Senior Secured Notes”) from the holders thereof at a price of 106.375% of par, plus accrued and unpaid interest, upon the terms and subject to the conditions set forth in the Asset Sale Offer Statement. The Asset Sale Offer was made in accordance with the terms of the Indenture, dated as of November 29, 2007, as amended by the Supplemental Indenture, dated as of February 16, 2009, by and among the Company, Gastar USA, Inc., certain other subsidiaries of the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to which the 12 3/4% Senior Secured Notes were originally issued (the “Senior Notes Indenture”).

On August 6, 2009, the note holders tendered to the Company all of the outstanding 12 3/4% Senior Secured Notes at 106.375% of par, plus accrued and unpaid interest. On August 7, 2009, the Company used a portion of the net proceeds from the sale of its Australian assets to retire in full the 12 3/4% Senior Secured Notes and discharge all of its obligations under the Senior Notes Indenture.

For additional information regarding the Asset Sale Offer please see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed with the SEC on November 5, 2009 and our Current Report on Form 8-K filed with the SEC on July 16, 2009 (File No.001-32714), incorporated herein by reference. For additional information regarding the repayment of the 12 3/4% Senior Secured Notes please see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed with the SEC on November 5, 2009 and our Current Report on Form 8-K filed with the SEC on August 11, 2009 (File No. 001-32714), incorporated herein by reference.

5-for-1 Reverse Split

On July 23, 2009, Gastar Exploration Ltd. filed an article of amendment to its Articles of Incorporation with the Registrar of Corporations of Alberta, Canada for the purpose of affecting the consolidation of the Company’s common shares on a basis of one (1) new common share for each five (5) common share outstanding (the “5-for-1 Reverse Split”). The Company’s shareholders approved the 5-for-1 Reverse Split at the 2008 Annual General and Special Meeting of Shareholders held on June 20, 2008 by a special resolution authorizing the consolidation of the Company’s common shares on the basis of one (1) common share for up to five (5) common shares. Subsequently, the Board of Directors approved the implementation of a one (1) share for five (5) reverse stock split at a meeting held June 29, 2009 effective at the opening of trading on the NYSE Amex on August 3, 2009. Upon the exercise of any stock options or warrants, resulting shares issued will be issued on a post-consolidation basis with the corresponding adjustment to the stock option and warrant exercise prices.

For additional information regarding the 5-for-1 Reverse Split please see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed with the SEC on November 5, 2009 and our Current Report on Form 8-K filed with the SEC on August 3, 2009 (File No. 001-32714), incorporated herein by reference.

Litigation

Navasota Resources L.P. (“Navasota”) vs. First Source Texas, Inc., First Source Gas L.P. (now Gastar Exploration Texas LP) and Gastar Exploration Ltd. (Cause No. 0-05-451) District Court of Leon County, Texas 12th Judicial District. This lawsuit, dated October 31, 2005, contends that the Company breached Navasota’s preferential right to purchase 33.33% of the Company’s interest in certain natural gas and oil leases located in Leon and Robertson Counties and sold to Chesapeake Energy Corporation pursuant to a transaction closed November 4, 2005. The preferential right claimed is under an operating agreement dated July 7, 2000. The Company contends, among other things, that Navasota neither properly nor timely exercised any preferential right election it may have had with respect to the inter-dependent Chesapeake transaction. In July 2006, the

District Court of Leon County, Texas issued a summary judgment in favor of the Company and Chesapeake. Navasota filed a Notice of Appeal to the Tenth Court of Appeals in Waco. Oral argument was heard on September 26, 2007 and the Court of Appeals issued its opinion on January 9, 2008 reversing the trial court’s rulings, rendering judgment in favor of Navasota on its claims for breach of contract and specific performance, and remanding the case for further proceedings on Navasota’s other counts, which include claims for suit to quiet title, trespass to try title, tortious interference with contract, conversion, money had and received, and declaratory relief. The Company and Chesapeake filed a motion for rehearing on February 6, 2008, which was denied on March 18, 2008. The Company and Chesapeake filed a joint Petition for Review in the Texas Supreme Court on May 13, 2008. On August 28, 2008, the Texas Supreme Court requested briefing on the merits. On January 9, 2009, the Texas Supreme Court denied the Petition for Review. On January 26, 2009, the Company and Chesapeake jointly filed a motion for rehearing in the Texas Supreme Court on its denial of the Petition for Review. On April 24, 2009, the Texas Supreme Court denied the Petition for Review.

Pursuant to a provision in the November 4, 2005 Purchase and Sale and Exploration Development Agreement with Chesapeake, Chesapeake acknowledged the existence of the Navasota lawsuit and claims and further agreed that if Navasota were to prevail on its claims, that Chesapeake would convey the affected interests it purchased from the Company to Navasota upon receipt of the purchase price and/or other consideration paid by Navasota. Therefore, the Company believes that if Navasota seeks to exercise rights of specific performance, its doing so should impact only Chesapeake’s assigned leasehold interests. However, in December 2008, Chesapeake stated to the Company that if the Texas Supreme Court were not to reverse the decision of the Tenth Court of Appeals, Chesapeake would seek rescission of the 2005 transaction and restitution of consideration paid. Chesapeake may assert such rescission and restitution as to the November 4, 2005 Purchase and Sale and Exploration Development Agreement; a November 4, 2005 Exploration and Development Agreement; and a November 4, 2005 Common Share Purchase Agreement. In its December 2008 communication, Chesapeake did not identify particular sums as to which it may seek restitution, but amounts paid to the Company in connection with the 2005 transaction could be asserted to include the $76.0 million paid by Chesapeake for the purchase of 27.2 million common shares as part of the transaction in 2005 and/or other amounts. Chesapeake recently amended its Answer to include cross-claims and counterclaims, including a claim for rescission.

On or about June 9, 2009, Navasota filed and served its Fourth Amended Petition, essentially re-pleading its previously-asserted claims against the Company and Chesapeake. Navasota has also requested information relative to exercising its preferential right to purchase the affected interests.

In addition, while the Navasota Resources litigation is pending, it is possible that expenditures incurred, or authorizations for proposed expenditures, for drilling activities on leases which include the disputed interest may remain unpaid or not be authorized by the non-operators asserting competing ownership rights, which could require the Company to either fund a disproportionate amount of drilling costs at its own risk or postpone its drilling program on affected leases. The Company intends to vigorously defend all claims asserted in the suit.

Craig S. Tillotson v. S. David Plummer 2nd, Spencer Plummer 3rd, Tony Ferguson, John Parrott, Thomas Robinson, GeoStar Corporation, First Source Wyoming, Inc. GeoStar Financial Services Corporation, Gastar Exploration Ltd., Zeus Investments, LLC and John Does 1-10 (Civil No. 080412334). This lawsuit was filed on July 7, 2008 in Utah state court by Craig S. Tillotson (“Tillotson”), in which he alleges that he was fraudulently induced to invest in a mare leasing program operated by Classic Star LLC, (“ClassicStar”) a subsidiary of GeoStar Corporation (“GeoStar”), on the basis of certain verbal representations, and to convert interests in that program into shares of a working interest in the Powder River Basin. Tillotson asserts causes of action against all defendants including common law fraud, fraudulent inducement, statutory securities fraud under Utah state law, civil conspiracy, and negligent misrepresentation, and asserts certain additional causes of action only against GeoStar, a GeoStar affiliate, and David and Spencer Plummer. The Company has not been served and has not yet answered or otherwise responded. The Company intends to vigorously defend the suit.

Fridkin-Kaufman Ltd. v. Gastar Exploration Texas L.P. f/k/a First Source Gas L.P., Gastar Exploration Ltd., First Texas Gas, L.P., First Source Texas, Inc., Gastar Exploration Texas, Inc. f/k/a First Texas Development, Inc., and Navasota Resources, Ltd. f/k/a Navasota Resources, Inc.; in the District Court of Harris County, Texas, 281st Judicial District (Case No. 2008-74765). This lawsuit was filed on December 19, 2008, alleging that the defendants failed to properly pay royalty on production from the Fridkin-Kaufman #1 well in Leon County, Texas during the period September 2004 to present. Plaintiff seeks damages of approximately $463,000, plus interest and attorney’s fees. The Company answered denying all claims. This matter was settled at mediation on terms favorable to the Company and the case has been dismissed.

In re ClassicStar Mare Lease Litigation and Gregory R. Raifman, individually and as Trustee of the Raifman Family Revocable Trust Dated 7/2/03, Susan Raifman, individually and as Trustee of the Raifman Family Revocable Trust Dated 7/2/03, and Gekko Holdings, LLC, d/b/a Gekko Breeding and Racing v. ClassicStar LLC, ClassicStar Farms, LLC, Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, GeoStar Corporation, S. David Plummer, Spencer D. Plummer III, Tony Ferguson, Thomas Robinson, John Parrot, Karren Hendrix, Stagg Allen & Company, P.C. f/k/a Karren Hendrix & Associates, P.C., Terry L. Green, ClassicStar Farms, Inc., Gastar Exploration, Ltd. and Does 1-1,000; In the United States District Court for the Eastern District of Kentucky (Cause No. 5:07-cv-347-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed on February 2, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding, naming the Company as one of the several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action against all defendants, including violations of the RICO Act, common law fraud, negligent misrepresentation, constructive trust, unjust enrichment, and negligence. The plaintiffs also assert additional causes of action only against the ClassicStar defendants, David and Spencer Plummer, Karren Hendrix, Terry Green, Strategic Opportunity Solutions, and Does 1-1,000. On June 5, 2009, the Company filed a motion to dismiss the suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and West Hill Farms, LLC, et al. v. ClassicStar LLC, ClassicStar Farms, LLC, ClassicStar 2004, LLC, National Equine Lending Co., LLC, New NEL, LLC, GeoStar Corp., GeoStar Equine Energy, Inc., Tony Ferguson, David Plummer, ClassicStar Thoroughbreds, LLC, Spencer Plummer, Karren Hendrix Stagg Allen & Co., Thom Robinson, John Parrot, First Equine Energy Partners, LLC, Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, ClassicStar 2005 Powerfoal Stables, LLC, ClassicStar Farms, Inc., GeoStar Financial Services Corp., Gastar Exploration, Ltd., and John Does 1-3; In the United States District Court for the Eastern District of Kentucky (Cause No. 06-243-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed on February 2, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding, naming the Company as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action against the majority of the defendants, including the Company. These causes of action include violations of the RICO Act, common law fraud, negligent misrepresentation, theft by deception, unjust enrichment, conspiracy, aiding and abetting, and fraudulent transfer. The plaintiffs also assert additional causes of action against certain defendants other than the Company for breach of contract, state and federal securities fraud, anticipatory breach, and conversion. On March 19, 2009, the Company filed a motion to dismiss the suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and AA-J Breeding, LLC, Su-Sim, LLC, Derby Stakes, LLC, Uri Halfon, and Ora-Oli Halfon v. GeoStar Corp., GeoStar Financial Services Corp., First Source Wyoming, Inc., ClassicStar, LLC, ClassicStar Farms, LLC, ClassicStar Farms, Inc., Karren Hendrix, Stagg, Allen, & Company, P.C., f/k/a Karren, Hendrix & Assoc. P.C., Handler, Thayer, & Duggan, LLC, Thomas J. Handler, J.D., P.C., S. David Plummer, Spencer D. Plummer III, Tony Ferguson, Terry L. Green, and Gastar Exploration, Ltd.; In the United States District Court for the Eastern District of Kentucky (Cause No. 5:08-cv-79-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed on February 6, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding, naming the Company as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock. The plaintiffs assert several causes of action against all defendants, including violations of the RICO Act, breach of contract, common law fraud, misrepresentation, constructive trust, unjust enrichment, accounting, and conversion. The plaintiffs also assert additional causes of action only against Karren Hendrix, Handler, Thayer, & Duggan, LLC, and Thomas J. Handler. On May 22, 2009, the Company filed a motion to dismiss the suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and John Goyak, Dana Goyak, John Goyak & Associates, Inc., and Jupiter Ranches, LLC, v. ClassicStar Racing Stable, LLC, ClassicStar 2003 Racing Partnership, LLC, GeoStar Financial Services Corporation, GeoStar Corporation, Private Consulting Group, Inc., S. David Plummer, Spencer Plummer, Thomas Bissmeyer, Thomas Williams, Gary Thornhill, Robert Holt, Elizabeth Holt, David Lieberman, Tony Ferguson, John Parrott, Thom Robinson, Strategic Opportunity Solutions d/b/a Buffalo Ranch, and First Source Wyoming; In the United States District Court for the Eastern District of Kentucky (Cause No. 08-cv-0053, Master File No. 5:07-cv-353-JMH). On July 15, 2009, the Court granted the plaintiffs leave to amend their pleadings in order to add the Company to the suit as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for working interests in wells or shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action including violations of the RICO Act, common law fraud, breach of contract, unjust enrichment, common law conspiracy, constructive trust, and fraud. The plaintiffs also assert additional causes of action against certain defendants other than the Company. On September 3, 2009, the Company filed a motion to dismiss the trustee’s suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time and discovery is proceeding. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and James D. Lyon, Chapter 7 Trustee of ClassicStar LLC v. Tony P. Ferguson, S. David Plummer, Spencer D. Plummer III, Shane D. Plummer, Jennifer Stahle, Boyce J. Sanderson, Thomas E. Robinson, John W. Parrott, Frederick J. Lambert, ClassicStar Farms, Inc., Tartan Business L.C., Dinosaur Enterprises, L.L.C., Cadillac Farms, Inc., ClassicStar Farms LLC, Geostar Corporation, First Source Texas, Inc., First Source Bossier, L.L.C., First Texas Gas, LP, CBM Resources Pty, Ltd., Associated Geophysical Services, Inc., Conquest Group Operating Company, West Virginia Development, Inc., West Virginia Gas Corporation, Squaw Creek Development, Inc., Arkoma Basin Development, Inc., Royalty Acquisition Company, BNG Producing & Drilling, Geostar Financial Corporation, Geostar Financial Services Corporation, Geostar Leasing Corporation, Conquest Exploration, Inc., First Source Wyoming, Inc., Squaw Creek, Inc., Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, National Equine Lending Co., L.C., New NEL, LLC, First Equine Energy Partners LLC, Geostar Equine Energy, Inc., Private Consulting Group, Inc., Gastar Exploration, Ltd., Gastar Exploration USA, Inc. f/k/a First Sourcenergy Wyoming, Inc., Gastar Exploration Victoria, Inc. f/k/a First Sourcenergy Victoria, Inc., Gastar Exploration Texas, Inc. f/k/a First Texas Development, Inc., Gastar Exploration Texas LLC f/k/a Bossier Basin, LLC, Gastar Exploration Texas, LP f/k/a First Source Gas, LP, Gastar Exploration New South Wales, Inc. f/k/a First Sourcenergy Group, Inc., Gastar Exploration Power Pty, Ltd., Eastern Star Gas, Limited, Brookstone Development, Ltd., Debora D. Plummer, Viking Real Estate, L.C., Crown Jewels Limited Partnership, Woodford Thoroughbreds LLC and Does 1-100, including, but not limited to, various subsidiaries and affiliates of Geostar Corporation and various subsidiaries and affiliates of Gastar Exploration, Ltd. and various entities affiliated or associated with S. David Plummer and/or Debora D. Plummer; In the United States District Court for the Eastern District of Kentucky (Cause No. 5:09-cv-215-JMH, Master File No. 5:07-cv-353-JMH). This lawsuit was filed June 16, 2009 in federal court in Kentucky as part of a multi-district litigation proceeding. The suit, brought by the Chapter 7 liquidation bankruptcy trustee for ClassicStar, names more than 50 defendants, including the Company and seven of its subsidiaries. The trustee alleges that cash from investors in ClassicStar’s mare leasing programs was systematically diverted from ClassicStar over a six year period by various defendants, among them the former officers, directors, managers, and members of ClassicStar, with the assistance and participation of various other defendants including ClassicStar affiliates; entities controlled by ClassicStar’s former officers and affiliates;

GeoStar; current or former officers or shareholders of GeoStar; and GeoStar’s subsidiaries, former subsidiaries, or formerly controlled companies, including the Company and its subsidiaries. The defendants include officers and former officers of GeoStar who also served as officers or directors of the Company and its subsidiaries, or who were Company shareholders. No current officer or director of the Company has been named as a defendant. The trustee alleges that the Company and its subsidiaries were beneficiaries of an unspecified amount of the allegedly diverted ClassicStar funds while allegedly under the control of GeoStar and its officers. The trustee further alleges that the Company and its subsidiaries, along with other defendants, aided and abetted breaches of fiduciary duties owed to ClassicStar by some of the defendants. The Company defendants, along with other defendants, are also alleged to have participated in, or were the beneficiaries of, or aided or abetted in, intentional or constructive fraudulent transfers of ClassicStar funds. The complaint also makes claims for an accounting and conversion of all funds diverted from ClassicStar by any of the defendants and makes certain additional state law claims, including claims under Utah’s UPUA law (similar to RICO), breach of contract, unjust enrichment, civil conspiracy, and alter ego. The trustee alleges that as a result of the acts complained of (including the alleged transfer of at least $330.0 million in cash from ClassicStar to various defendants), at least $1 billion in claims have been made against the ClassicStar estate. The trustee seeks damages in excess of $1 billion in compensatory damages, $330.0 million in punitive damages, costs, attorney’s fees, and interest. The lawsuit is consolidated for pretrial purposes in federal court in Kentucky as part of the previously disclosed multi-district litigation proceeding involving multiple actions filed by purported investors in the ClassicStar mare leasing programs, some of which name Gastar as one of several defendants. On August 19, 2009, the Company and its seven subsidiary defendants filed a motion to dismiss the trustee’s suit for failure to state a claim and for want of personal and subject matter jurisdiction. The motion is pending at this time. The Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and Stanwyck Glen Farms, LLC, Thomas E. Morello, and Denise G. Morello v. Wilmington Trust of Pennsylvania, Wilmington Trust FSB, Wilmington Trust Corp., Private Consulting Group, Inc., David S. Forman, National Equine Lending Company, LLC, GeoStar Corporation, Gastar Exploration Ltd., GeoStar Financial Services Corporation, S. David Plummer, Spencer Plummer, Tony Ferguson, and ClassicStar LLC; in the United States District Court of the Eastern District of Kentucky (Cause No. 5:09-cv-015-JMH, Master File No. 5:07-cv-353-JMH). In August 2009, the plaintiffs in this case attempted to amend their pleadings in order to add the Company to the suit as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants, and had been promised options to convert interests in the mare leasing program for shares of Company stock owned by defendants other than the Company. The plaintiffs assert several causes of action including violations of the federal and New Jersey RICO Acts, common law fraud, unjust enrichment, common law conspiracy, constructive trust, accounting for shares, breach of contract, and fraud. The plaintiffs also assert additional causes of action against certain defendants other than the Company. The court has not granted the plaintiffs leave to amend their complaint, and as such, the complaint against the Company has not yet been filed or served, and the Company has not answered or otherwise responded. If the suit against the Company is filed, the Company intends to vigorously defend the suit.

In re ClassicStar Mare Lease Litigation and Premiere Thoroughbreds, LLC, Greg Minor, and Stephanie Minor v. ClassicStar LLC, ClassicStar Farms Inc., New NEL LLC, ClassicStar Thoroughbreds LLC, Karren Hendrix Stagg Allen & Co., Terry L. Green, ClassicStar 2004, ClassicStar 2005 Powerfoal Stables LLC, Strategic Opportunity Solutions, LLC d/b/a Buffalo Ranch, GeoStar Corporation, First Equine Energy Partners LLC, GeoStar Equine Energy Inc., S. David Plummer, Tony P. Ferguson, John W. Parrott, Thomas E. Robinson, Spencer D. Plummer III, GeoStar Financial Services Corp., Gastar Exploration Ltd., and John Does; in the United States District Court of the Eastern District of Kentucky (Cause No. 5:07-cv-348-JMH, Master File No. 5:07-cv-353-JMH). In September 2009, the plaintiffs in this case attempted to amend their pleadings in order to add the Company to the suit as one of several defendants. The plaintiffs allege that they were induced to participate in a mare leasing program operated by the defendants and then were induced to exchange their interest in that program into units in an entity known as First Equine Energy Partners (FEEP). The FEEP units were allegedly exchangeable into shares of Gastar stock owned by GeoStar Corporation and subject to a put option provided by GeoStar Corporation. The plaintiffs assert several causes of action including violations of the federal and Florida RICO Acts, common law fraud, unjust enrichment, common law conspiracy, accounting, and negligent misrepresentation. The plaintiffs also allege securities fraud under federal and Florida law and failure to register with respect to the sale of FEEP units. The plaintiffs also assert additional causes of action against certain defendants other than the Company. On November 16, 2009, the court granted the plaintiffs leave to amend their complaint. The Company has not been served and has not answered or otherwise responded. If the suit against the Company is served, the Company intends to vigorously defend the suit.

Gastar Exploration Texas L.P. vs. J. Ken Welch d/b/a W-S-M Oil Company, et al; Cause No. 0-09-117 in the 87th Judicial District Court of Leon County, Texas. This lawsuit, filed on March 12, 2009, is a suit for trespass to try title and, in the alternative, to quiet title, to an undivided mineral interest under several Company oil and gas leases covering approximately 4,273.70 gross acres (the “Leases”). In this suit the Company contends that certain oil and gas leases claimed by the defendants’ have expired according to their terms and that the defendants’ failure to release those leases constitutes a trespass upon and cloud on the Leases. The Defendants have responded with a General Denial and produced a portion of the documents the Company sought in its Request for Production of Documents. They have also served their own requests for admissions and production of documents, to which the Company has responded. The Company will continue to vigorously pursue this claim.

Midway Land & Development Inc. v. EnCana Oil & Gas (USA), Inc. v. Navasota Resources, LTD, LLP, Alta Mesa Resources LP f/k/a Navasota Resources, Inc., and Navasota Resources LTD., LLP and Gastar Exploration Texas LP and Gastar Exploration, LTD.; In the District Court of Robertson County, Texas, 82ND Judicial District (Judge Stem), (Cause No. 08-12-18,265-CV). Gastar Exploration Texas LP and Gastar Exploration, LTD were served as a third-party defendant (“Counterclaim Defendant”) by EnCana Oil & Gas (USA), Inc. on September 8, 2009. We understand that the underlying action between Midway Land & Development Inc. and EnCana Oil & Gas (USA), Inc. has been pending since 2008. In the underlying action, Midway seeks to recover from the EnCana Defendants a 2.5% working interest on certain wells located on lands within an area of mutual interest incorporated in a Joint Operating Agreement dated July 7, 2000, between First Source Texas, Inc., as operator, and Navasota Resources, Inc. and Kentex Energy, LLC (Midway’s predecessor in interest). Under the AMI agreement, it is alleged that each of the parties has the right to acquire an interest in any lease or a mineral interest acquired by any of the other parties on land situated within the AMI (for consideration set forth in the JOA). The Gastar Defendants, among others, own or claim interest in lands that Midway contends are within the AMI. The EnCana Defendants seek declaratory relief from the Court declaring that the AMI provision in the JOA is unenforceable because it does not include a legally sufficient description of the lands with in the AMI. Further, the EnCana Defendants seek to have a stipulation dated September 9, 2003 related to the AMI also declared unenforceable under the Statute of Frauds. It is alleged that the stipulations provides that Kentex (Midway’s predecessor in interest) shall be vested with an undivided five percent after payout working interest in each oil and gas well located on the leases listed on Exhibit A to the Stipulation. As the Gastar Defendants were only served in this matter within the last week, the Gastar Defendants have not yet made their appearance.

Garnishment writs served by Sioux Breeders, LLC. The garnishor in these matters, Sioux Breeders, LLC, obtained a $1,738,927.80 final judgment against GeoStar Financial Services Corporation (GFSC) on June 2, 2009, in Case No. 07-14823-BC, Sioux Breeders LLC v. GeoStar Financial Services Corporation, in the U.S. District Court for the Eastern District of Michigan. Sioux Breeders subsequently served a writ of garnishment out of that court on the Company, seeking disclosure of and recovery of any obligations owed by the Company to GFSC. No obligations subject to garnishment are identified in the Michigan writ. On July 31, 2009, the Company filed a motion to dismiss the Michigan writ on the grounds that the Company was not subject to personal jurisdiction in the Eastern District of Michigan. That motion, which has been briefed and argued before the court, remains pending at this time. On September 11, 2009, Sioux Breeders filed a second garnishment writ on the judgment, this time in the U.S. District Court for the Southern District of Texas. Like the Michigan writ, the Texas writ does not identify any specific Company obligations subject to garnishment. On November 2, the court in Texas granted a motion filed by the Company to dissolve the Texas writ on the grounds that it owed no obligations to GFSC that are subject to garnishment under Texas law.

RISK FACTORS

An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider the risk factors below and those risk factors included in our most recent Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K (each as may be amended), which are incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the other documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. In that case, we may be unable to pay interest on, or the principal of, any debt securities. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to Our Business

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s Proposed Fiscal Year 2010 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition and results of operations.

The adoption of climate change legislation by Congress could result in increased operating costs and reduced demand for the oil and natural gas we produce.

On June 26, 2009, the U.S. House of Representatives approved adoption of the “American Clean Energy and Security Act of 2009,” also known as the “Waxman-Markey cap-and-trade legislation” or ACESA. The purpose of ACESA is to control and reduce emissions of “greenhouse gases,” or “GHGs,” in the United States. GHGs are certain gases, including carbon dioxide and methane, that may be contributing to warming of the Earth’s atmosphere and other climatic changes. ACESA would establish an economy-wide cap on emissions of GHGs in the United States and would require an overall reduction in GHG emissions of 17% (from 2005 levels) by 2020, and by over 80% by 2050. Under ACESA, most sources of GHG emissions would be required to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. The number of emission allowances issued each year would decline as necessary to meet ACESA’s overall emission reduction goals. As the number of GHG emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. The net effect of ACESA will be to impose increasing costs on the combustion of carbon-based fuels such as oil, refined petroleum products, and natural gas.

The U.S. Senate has begun work on its own legislation for controlling and reducing emissions of GHGs in the United States. If the Senate adopts GHG legislation that is different from ACESA, the Senate legislation would need to be reconciled with ACESA and both chambers would be required to approve identical legislation before it could become law. President Obama has indicated that he is in support of the adoption of legislation to control and reduce emissions of GHGs through an emission allowance permitting system that results in fewer allowances being issued each year but that allows parties to buy, sell and trade allowances as needed to fulfill their GHG emission obligations. Although it is not possible at this time to predict whether or when the Senate may act on climate change legislation or how any bill approved by the Senate would be reconciled with ACESA, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs, and could have an adverse effect on demand for the oil and natural gas we produce.

The adoption of derivatives legislation by Congress could have an adverse impact on our ability to hedge risks associated with our business.

Congress is currently considering legislation to impose restrictions on certain transactions involving derivatives, which could affect the use of derivatives in hedging transactions. ACESA contains provisions that would prohibit private energy commodity derivative and hedging transactions. ACESA would expand the power of the Commodity Futures Trading Commission, or CFTC, to regulate derivative transactions related to energy commodities, including oil and natural gas, and to mandate clearance of such derivative contracts through registered derivative clearing organizations. Under ACESA, the CFTC’s expanded authority over energy derivatives would terminate upon the adoption of general legislation covering derivative regulatory reform. The Chairman of the CFTC has announced that the CFTC intends to conduct hearings to determine whether to set limits on trading and positions in commodities with finite supply, particularly energy commodities, such as crude oil, natural gas and other energy products. The CFTC also is evaluating whether position limits should be applied consistently across all markets and participants. In addition, the Treasury Department recently has indicated that it intends to propose legislation to subject all OTC derivative dealers and all other major OTC derivative market participants to substantial supervision and regulation, including by imposing conservative capital and margin requirements and strong business conduct standards. Derivative contracts that are not cleared through central clearinghouses and exchanges may be subject to substantially higher capital and margin requirements. Although it is not possible at this time to predict whether or when Congress may act on derivatives legislation or how any climate change bill approved by the Senate would be reconciled with ACESA, any laws or regulations that may be adopted that subject us to additional capital or margin requirements relating to, or to additional restrictions on, our trading and commodity positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activity.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Congress is currently considering legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of bills currently pending before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. The proposed legislation would require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, these bills, if adopted, could establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Risks Related to Our Debt Securities

If an active trading market does not develop for a series of debt securities sold pursuant to this prospectus, you may be unable to sell any such debt securities or to sell any such debt securities at a price that you deem sufficient.

Unless otherwise specified in an accompanying prospectus supplement, any debt securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any debt securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of debt securities may advise us that they intend to make a market in those debt securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	That a market for any series of debt securities will develop or continue;

•	As to the liquidity of any market that does develop; or

•	As to your ability to sell any debt securities you may own or the price at which you may be able to sell your debt securities.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than our ownership interests in our subsidiaries. As a result, our ability to make required payments on our debt securities depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at the maturity of our debt securities or to repurchase our debt securities upon an occurrence of a change in control, we may be required to adopt one or more alternatives, such as a refinancing of our debt securities. We cannot assure you that we would be able to refinance our debt securities.

Holders of debt securities sold pursuant to this prospectus will be effectively subordinated to all of our secured indebtedness and to all liabilities of any subsidiaries.

Holders of our secured indebtedness outstanding under our revolving credit facility have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any debt securities sold pursuant to this prospectus. In the event of a default on such debt securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on debt securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of debt securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the debt securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.

In addition, our subsidiaries will be permitted to incur additional indebtedness under the indenture governing the debt securities sold pursuant to this prospectus. As a result, holders of such debt securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness of our subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities and holders of indebtedness will generally have priority as to the assets of our subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the debt securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. These statements can be identified by the use of forward-looking words, including “may”, “expect”, “anticipate”, “plan”, “project”, “believe”, “estimate”, “intend”, “will”, “should” or other similar words. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements may include statements that relate to, among other things, our:

•	Financial position;

•	Business strategy and budgets;

•	Anticipated capital expenditures;

•	Drilling of wells;

•	Natural gas and oil reserves;

•	Timing and amount of future production of natural gas and oil;

•	Operating costs and other expenses;

•	Cash flow and anticipated liquidity;

•	Prospect development; and

•	Property acquisitions and sales.

Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will occur. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from our historical experience and our present expectations or projections, or actual future results expressed or implied by the forward-looking statements. These factors include, but are not limited to, among others:

•	The effect of receiving a “going concern” statement in our auditors’ report on our 2008 consolidated financial statements;

•	Low and/or declining prices for natural gas and oil;

•	Demand for natural gas and oil;

•	Natural gas and oil price volatility;

•	The risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes;

•	Ability to raise capital to fund capital expenditures or repay or refinance debt upon maturity;

•	The ability to find, acquire, market, develop and produce new natural gas and oil properties;

•	Uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	Operating hazards attendant to the natural gas and oil business;

•	Down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	Potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	Adverse weather conditions;

•	Availability and cost of material and equipment, such as drilling rigs and transportation pipelines;

•	The number of well locations to be drilled and the time frame in which they will be drilled;

•	Delays in anticipated start-up dates;

•	Actions or inactions of third-party operators of our properties;

•	Ability to find and retain skilled personnel;

•	Strength and financial resources of competitors;

•	Potential defects in title to our properties;

•	Federal and state regulatory developments and approvals;

•	Losses possible from pending or future litigation;

•	Environmental risks; and

•	Worldwide political and economic conditions.

You should not unduly rely on these forward-looking statements in this prospectus, as they speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update, revise or release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. See the information under the heading “Risk Factors” and in the documents that we included in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A, and our subsequent SEC filings, for some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in forward-looking statements.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time-to-time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed our ratio of earnings to fixed charges for the nine months ended September 30, 2009 and for each of our fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004. As we reported losses (deficiency with fixed charges) in each of the fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004, our ratio of earnings to fixed charges for each such period was less than zero. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the registration statement of which this prospectus forms a part.

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less capitalized interest and (b) fixed charges represents interest expensed and capitalized, amortization of financing costs, early extinguishment of debt and the portion of rent expense deemed to be the equivalent of interest.

Loss (deficiency with fixed charges) and the ratio of earnings to fixed charges are set forth below for the periods indicated:

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31,
		2008	2007		2006	2005	2004
		(in thousands, except ratios)
Loss (deficiency with fixed charges)	$—	$(17,406)	$(32,392	)_	$(84,839)	$(25,692)	$(12,776)
Ratio of earnings to fixed charges	3.1	—	—		—	—	—

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we expect to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	Capital expenditures;

•	The repayment of indebtedness;

•	Working capital; and

•	To make strategic acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject, and qualified in its entirety by reference, to our articles of incorporation and bylaws, each as amended, and applicable corporate and securities laws.

We have an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, authorized under our articles of incorporation. As of September 30, 2009, on a post 5-for-1 reverse split basis, we had 50,030,819 common shares outstanding and had reserved 5,230,939 common shares to be issued upon (i) the conversion of convertible debt (899,815 common shares); (ii) the exercise of stock options (1,292,300 common shares); (iii) the issuance of granted but unvested restricted common shares (1,039,324 common shares); and (iv) the exercise of a warrant (2,000,000 common shares). Additionally, as of September 30, 2009, 1,707,207 common shares were available for future grants under the 2006 Long-Term Stock Incentive Plan. As of September 30, 2009, we had no preferred shares outstanding.

Common Shares

Common Share Purchase Warrants

As stated above, as of September 30, 2009, we had a warrant outstanding to acquire 2,000,000 common shares of our common stock as follows:

Outstanding in Connection with:	Number of Warrants	Exercise Price		Date Granted	Expiration Date
Warrant issued in connection with litigation settlement	2,000,000		$(1)	6/11/08	12/11/11

(1)	The warrant is exercisable for $13.75 per share in the event that, on or before June 11, 2011, the Company sells all or substantially all of its present oil and gas interests located in Leon and Robertson Counties in East Texas for net proceeds exceeding $500.0 million. A sale or a series of sales, of all or substantially all of the Company’s present East Texas properties prior to June 11, 2011 for $500.0 million or less will terminate the warrant. If the Company does not sell all or substantially all of these properties by June 11, 2011, the warrant will be exercisable for a six-month period commencing on that date at $15.00 per share. The Company is not obligated to sell any of its East Texas properties.

Dividends

Subject to the preferences of any series of preferred shares and any other shares ranking senior to the common shares with respect to the payment of dividends that we may issue, holders of our common shares are entitled to receive dividends on our common shares if, as and when the Board of Directors declares such from time-to-time. Pursuant to the provisions of the Business Corporations Act (Alberta), we may not declare or pay a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due or (2) the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes. We may pay a dividend by issuing fully paid shares, or in money or property. If shares of a subsidiary or affiliate of Gastar are issued in payment of a dividend, the Board of Directors may add all or part of the value of those shares to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend. We do not expect to pay any dividends to our shareholders for the foreseeable future, but intend to retain any future earnings for our operational and other cash needs.

Liquidation, Dissolution or Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of our Company, or any other distribution of its assets among our shareholders for the purpose of winding-up our affairs (such event referred to herein as a “Distribution”), holders of our common shares will share equally, share for share, in our remaining property, after we pay our creditors, holders of our preferred shares and holders of any other shares ranking senior to the common shares with respect to payment on a Distribution.

No Preemption Rights; Limited Restrictions on Directors’ Authority to Issue Common Shares

Existing holders of our common shares have no rights of preemption or first refusal under our articles of incorporation, as amended, or under the Business Corporations Act (Alberta) with respect to future issuances of our common shares. Subject to the policies of the NYSE Amex and applicable corporate and securities laws, our Board of Directors has the authority to issue additional common shares.

Registration Rights

We have agreed to register the resale of our common shares issued or issuable to certain of our security holders under the Securities Act of 1933. In some cases, we are also required to qualify such resales under applicable state securities laws.

We have granted demand registration rights to Chesapeake Energy Corporation, or Chesapeake, with respect to the common shares that they beneficially own. In addition, Chesapeake has the right to require us to register the resale of their common shares, subject to limitations imposed by potential underwriters, in the event we determine to file a registration statement under the Securities Act of 1933, as amended, other than the registration statement of which this prospectus is a part. GeoStar has also been granted registration rights with respect to the warrant it holds.

Preferred Shares

The following description of the terms of the preferred shares sets forth certain general terms and provisions of our authorized preferred shares.

If we offer preferred shares, a description of the rights, privileges, restrictions and conditions attaching thereto will be filed with the SEC and described in the prospectus supplement, including the following terms:

•	The series, the number of shares offered and the liquidation value of the preferred stock;

•	The price at which the preferred stock will be issued;

•	The dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	The liquidation preference of the preferred stock;

•	The voting rights of the preferred stock;

•	Whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	Whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

•	Any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to a statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

Issuances in Series

Subject to the filing of articles of amendment in accordance with the Business Corporations Act (Alberta), our Board of Directors may, without the approval of shareholders, at any time and from time-to-time issue one or more series of preferred shares. Subject to the filings of articles of amendment and other limitations prescribed by law, our Board of Directors may from time-to-time fix, before issuance, the number of shares of each series and the designation, rights, privileges, restrictions and conditions attaching to each series, including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any. The authorization of undesignated preferred shares makes it possible for our Board of Directors to issued preferred shares with rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Dividends

The holders of each series of preferred shares shall be entitled, in priority to holders of common shares and any other shares ranking junior to the preferred shares from time-to-time with respect to the payment of dividends, to be paid ratably with holders of each other series of preferred shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

Liquidation, Dissolution or Winding-Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of our Company, or any other distribution of its assets among our shareholders for the purpose of winding-up its affairs (such event referred to herein as a “Distribution”), holders of each series of preferred shares shall be entitled, in priority to holders of common shares and any other shares ranking junior to the preferred shares from time-to-time with respect to payment on a Distribution, to be paid ratably with holders of each other series of preferred shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

Shareholders’ Meetings and Voting Rights

We will notify our shareholders of any shareholders’ meetings according to applicable law. Holders of our common shares are entitled to receive notice of and to attend and vote at all meetings of our shareholders, except meetings of holders of another class of shares. Each common share entitles the holder thereof to one vote.

Our Board of Directors must call an annual meeting of shareholders to be held not later than 15 months after the last preceding annual meeting of shareholders and may, at any time, call a special meeting of shareholders. For purposes of determining the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders, the Board of Directors may, in accordance with the Business Corporations Act (Alberta) and National Instrument 54-101—Communications with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators (“National Instrument 54-101”), fix in advance a date as the record date for that determination of shareholders, but that record date may not be more than 50 days or less than 30 days before the date on which the meeting is to be held.

The Business Corporations Act (Alberta) provides that notice of the time and place of a meeting of shareholders must be sent to each shareholder entitled to vote at the meeting, each director and to our auditors, not more than 50 days and not less than 21 days prior to the meeting. Our bylaws provide that a quorum of shareholders is present at a meeting if a holder or holders of at least 5% of the shares entitled to vote at a meeting are present in person or by proxy. A shareholder may participate in a meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other.

In the case of joint shareholders, one of the holders present at a meeting may, in the absence of the other holder(s) of the shares, vote the shares. If two or more joint shareholders are present in person or by proxy, then they are to vote as one on the shares held jointly by them.

Other Rights

Under the Business Corporations Act (Alberta), the affirmative vote of two-thirds of the votes cast is required for shareholder approval of an amalgamation (other than certain short form amalgamations), and for any sale, lease or exchange of all, or substantially all, of our assets, other than in the ordinary course of business.

Amendments to our Articles of Incorporation, as amended, and Bylaws

An amendment to our articles of incorporation, as amended, requires a special resolution passed by not less than two-thirds of the votes cast by the holders of our shares who voted in respect of that resolution at a meeting of the shareholders.

Our Board of Directors may, by resolution, make, amend or repeal any bylaws that regulate our business or affairs; provided that the Board of Directors shall submit a bylaw, or an amendment or a repeal of a bylaw, to the shareholders at the next meeting of the shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the bylaw, amendment or repeal. A bylaw, or an amendment or a repeal of a bylaw, is effective from the date of the resolution of the Board of Directors until it is confirmed, confirmed as amended or rejected by the shareholders.

Board of Directors; Election and Removal of Directors

At each annual meeting of shareholders, our shareholders are required to elect directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders. The Board of Directors may fill vacancies among the Board and, as provided by our articles of incorporation, as amended, may also appoint additional directors between annual meetings of shareholders, but the number of additional directors so appointed may not exceed the number that is one-third of the number of directors appointed at the last annual meeting of shareholders.

Under the Business Corporations Act (Alberta), at least one quarter of our directors must be resident Canadians. Currently, our Board of Directors is comprised of two resident Canadians and two residents of the United States.

Any director may convene a meeting of directors. Other than in respect of a regular meeting, a minimum of 48 hours notice must be given before a meeting of directors. A majority of the directors constitutes a quorum at a meeting of directors. Every resolution submitted to a meeting of directors is decided by a vote of a majority of the directors participating in the meeting. In the case of a tie vote, the chairman does not have a tie-breaking vote.

Conflicts of Interest

A director or officer who is a party to a material contract or transaction or proposed material contract or transaction with us, or is a director or officer of, or has a material interest in any person who is a party to a material contract or transaction or proposed material contract or transaction with us, is required to disclose in writing to us or request to have entered in the minutes of meetings of the directors the nature and extent of his interest.

A director who has a material interest in a material contract or transaction or proposed material contract or transaction with us cannot vote on any resolution to approve the contract or transaction unless the contract or transaction is:

•	An arrangement by way of security for money lent to or obligations undertaken by him, or by a body corporate in which he has an interest, for the benefit of Gastar or an affiliate of Gastar;

•	A contract or transaction relating primarily to his remuneration as a director, officer, employee or agent of Gastar or an affiliate of Gastar;

•	A contract or transaction for indemnity or insurance; or

•	A contract or transaction with an affiliate.

Subject to the provisions of the Business Corporations Act (Alberta) and to the U.S. securities laws described below, we may give financial assistance by means of a loan, guarantee or otherwise to:

•	Any person on account of expenditures incurred or to be incurred on behalf of Gastar;

•	To employees of Gastar or any of its affiliates to enable or assist them to purchase accommodation for their occupation; and

•	In accordance with a share purchase or option plan.

The fact that a person is a director does not prevent us from providing him with such financial assistance if the director would otherwise qualify for it.

Under the U.S. securities laws, we are prohibited from directly or indirectly extending or maintaining credit, arranging for the extension of credit or renewing an extension of credit, in the form of a personal loan to or for any of our directors or executive officers, except in certain circumstances.

Anti-takeover Laws

In Canada, takeover bids are governed by provincial corporate and securities laws and the rules of applicable stock exchanges. The following description of the rules relating to acquisitions of securities and take-over bids to which Canadian corporate and securities laws apply does not purport to be complete and is subject, and qualified in its entirety by reference, to applicable corporate and securities laws, which may vary from province to province.

A party (the “acquiror”) who acquires beneficial ownership of, or control or direction over, 10% or more of the voting or equity securities of any class of a reporting issuer will generally be required to file with applicable provincial regulatory authorities both a news release and a report containing the information prescribed by applicable securities laws . Subject to the below, the acquiror (including any party acting jointly or in concert with the acquiror) will be prohibited from purchasing any additional securities of the class of the target company previously acquired for a period commencing on the occurrence of an event triggering the aforementioned filing requirement and ending on the expiry of one business day following the filing of the report. This filing process and the associated restriction on further purchases also applies in respect of subsequent acquisitions of 2% or more of the securities of the same class. The restriction on further purchases does not apply to an acquiror that beneficially owns, or controls or directs, 20% or more of the outstanding securities of that class.

In addition to the foregoing, certain other Canadian legislation may limit a Canadian or non-Canadian entity’s ability to acquire control over or a significant interest in us, including the Competition Act (Canada) and the Investment Canada Act (Canada). Issuers may also approve and adopt shareholder rights plans or other defensive tactics designed to be triggered upon the commencement of an unsolicited bid and make the company a less desirable take-over target.

Limitation of Liability and Indemnification

The following description of the indemnification provisions of the Business Corporations Act (Alberta) and of our bylaws, as amended, does not purport to be complete and is subject to and qualified in its entirety by reference to the Business Corporations Act (Alberta) and the full text of our bylaws, each as amended.

The Business Corporations Act (Alberta) allows us to, and our bylaws provide in part that we will, indemnify each of our directors and officers, former directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (each an “Indemnified Person”), and such Indemnified Person’s heirs and legal representatives, against all costs, charges and expenses reasonably incurred by such Indemnified Person in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Person is made a party by reason of being or having been a director or officer of Gastar or that body corporate, if the Indemnified Person: (1) acted honestly and in good faith with a view to our best interests; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes an amount paid to settle an action or satisfy a judgment. These indemnities will continue in effect after the director or officer resigns his position or his position is terminated for any reason.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the indemnification arrangements described above, the SEC is of the opinion that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

On December 13, 2006, our Board of Directors approved indemnity agreements, and we entered into such indemnity agreements on December 13, 2006 with our directors and certain executive officers.

Further, on December 13, 2006, our Board of Directors approved changes to our bylaws. Such changes were to clarify the indemnification rights of the directors and officers within Article VIII of the bylaws as set forth in summary below:

•	Mandatory advancement of expenses to directors/officers with respect to indemnification for proceedings;

•	Mandatory indemnification to directors/officers, subject to court approval, for actions brought by or in the name of the Company;

•	Indemnification for expenses incurred in respect of threatened litigation; and

•	Entitlement to payment of attorneys fees that directors/officers incur in litigating with the Company and their right to receive indemnity payments from us whether successful or not.

The foregoing rights/entitlements are subject to the director/officer meeting the following standard of conduct:

•	The director/officer acting honestly and in good faith with a view to the best interests of the Company; and

•

In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director/officer having reasonable grounds for believing that the director’s/officer’s conduct was lawful.

All bylaw changes approved by our Board of Directors were approved by our shareholders at out annual meeting of shareholders held in June 2007.

Voluntary Liquidation and Dissolution

Under the Business Corporations Act (Alberta), our directors may propose, or a shareholder who is entitled to vote at an annual meeting of shareholders may make a proposal for, the voluntary liquidation and dissolution of the company.

A company may liquidate and dissolve upon receiving the approval of the shareholders by special resolution at a meeting duly called and held. Approval of a special resolution requires the affirmative vote of not less than two-thirds of the votes cast by the shareholders present at the meeting or by proxy.

Upon shareholder approval of dissolution by special resolution and satisfaction of the other requirements of the Business Corporations Act (Alberta), Gastar would discharge all of its liabilities and thereafter distribute all of the assets remaining among our shareholders in accordance with their respective rights. Articles of Dissolution would then be sent to the Registrar appointed under the Business Corporations Act (Alberta) and the Registrar would issue a Certificate of Dissolution. The company would cease to exist on the date shown in the Certificate of Dissolution.

Listing

Our capital stock is listed on the NYSE Amex under the symbol “GST”. Any additional shares of capital stock that we issue will also be listed on the NYSE Amex.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is American Stock Transfer & Trust Company, at its principal office in New York at 6201 15th Avenue, Brooklyn, New York 11219.

Tax Issues

For a discussion of the material Canadian tax considerations, including withholding provisions and applicable treaties, associated with the ownership of our common shares by U.S. residents, please see “Certain Income Tax Consequences”.

Other Canadian Laws Affecting U.S. Shareholders

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export or import of capital, or affecting the remittance of interest, dividends or other payments by us to non-residents of Canada. Dividends paid to U.S. tax residents, however, are subject to a 15% withholding tax (or a 5% withholding tax for dividends if the shareholder is a corporation owning at least 10% of the outstanding voting common shares of the corporation) pursuant to Article X of the reciprocal tax treaty between Canada and the United States. Please see “Certain Income Tax Consequences”.

There are no limitations specific to the rights of non-residents of Canada to hold or vote our common shares under the laws of Canada or the Province of Alberta, or in our articles of incorporation, as amended, or bylaws, other than those imposed by the Investment Canada Act (Canada) as discussed below.

Non-Canadian investors who acquire a controlling interest in us may be subject to the Investment Canada Act (Canada), which governs the basis on which non-Canadians may invest in Canadian businesses. Under the Investment Canada Act (Canada), the acquisition of a majority of the voting interests of an entity (or of a majority of the undivided ownership interests in the voting common shares of an entity that is a corporation) is deemed to be an acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of the voting common shares. The acquisition of less than one-third of the voting common shares of a corporation (or of an equivalent undivided ownership interest in the voting common shares of the corporation) is deemed not to be acquisition of control of that corporation.

DESCRIPTION OF DEBT SECURITIES

We will issue our senior or subordinated debt securities under an Indenture among us, as issuer and the Trustee. The debt securities will be governed by the provisions of such Indentures and those made part of such Indentures by reference to the Trust Indenture Act of 1939. We and the Trustee may enter into supplements to such Indentures from time-to-time. The identity of the Trustee will be set forth in a prospectus supplement that we will issue related to this prospectus that will describe the specific terms of any series of debt securities that we may issue that are covered by this prospectus.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of senior indenture and subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular Indenture under which we issue a series of debt securities. All references in this Description of Debt Securities to “we”, “our”, “us” or the like are to Gastar Exploration Ltd. and not to any of its subsidiaries.

General

The Debt Securities

Any series of debt securities that we issue:

•	Will be our general obligations; and

•	May be subordinated to our senior indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time-to-time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	The form and title of the debt securities;

•	The total principal amount of the debt securities;

•	The date or dates on which the debt securities may be issued;

•	The portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	Any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	The dates on which the principal and premium, if any, of the debt securities will be payable;

•	The interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	Any optional redemption provisions;

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	Whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	Any changes to or additional Events of Default or covenants;

•	The subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	Any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material U.S. federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•

Debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	Debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	Debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	Variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Covenants

Reports

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•

For as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, or the Exchange Act, file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•

If we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	Default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	Default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	Default in the payment of any sinking fund payment on any debt securities of that series when due;

•

Failure by us to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series; or

•	Certain events of bankruptcy, insolvency or reorganization of us.

Exercise of Remedies

If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us of the default and such default is not cured (or waived) within 60 days after receipt of notice.

If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	Rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

All existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	Such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	Holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	Such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	The Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•

The holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	Conflicts with law;

•	Is inconsistent with any provision of the Indenture;

•	The Trustee determines is unduly prejudicial to the rights of any other holder; or

•	Would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the Board of Directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	Cure any ambiguity, omission, defect or inconsistency;

•	Convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	Provide for the assumption by a successor of our obligations under the Indenture;

•	Change or eliminate any restriction on the payment of principal of, or premium, if any, on any series of subordinated debt securities;

•	Secure any series of the debt securities;

•	Add covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	Make any change that does not adversely affect the rights under the Indenture of any holder;

•	Add or appoint a successor or separate Trustee;

•	Comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	Establish the form or terms of any new series of debt securities.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	Reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	Reduce the rate of or extend the time for payment of interest on any debt securities;

•	Reduce the principal of or extend the stated maturity of any debt securities;

•	Reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	Make any debt securities payable in other than U.S. dollars;

•	Impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	Impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	Release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	Make any change in the amendment provisions which require each holder’s consent; or

•	Make any change in the waiver provisions.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	Compliance by us with certain restrictive provisions of the Indenture; and

•	Any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

•	Except that such majority of holders may not waive a default:

•	In the payment of principal, premium, if any, or interest; or

•	In respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance”. If we decide to make a legal defeasance, however, we may not terminate certain of our obligations, including those:

•	Relating to the defeasance trust;

•	To register the transfer or exchange of the debt securities of that series;

•	To replace mutilated, destroyed, lost or stolen debt securities of that series; or

•	To maintain a registrar and paying agent in respect of the debt securities of that series.

At any time we may also effect a “covenant defeasance”, which means we have elected to terminate our obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth bullet point under “—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•

Irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

•	Comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•

Deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness”, which we define generally to include any obligation created or assumed by us for the repayment of borrowed money, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities or to other obligations which are pari passu with or subordinated to the debt securities. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets to creditors:

•	Upon a liquidation or dissolution of us; or

•	In a bankruptcy, receivership or similar proceeding relating to us.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive capital stock in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	Make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	Make any deposit for the purpose of defeasance of the subordinated debt securities; or

•

Repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, and until,

•	The default has been cured or waived and any declaration of acceleration has been rescinded;

•	The Senior Indebtedness has been paid in full in cash; or

•	We and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness”.

Generally, “Designated Senior Indebtedness” will include:

•	Any specified issue of Senior Indebtedness of at least $50 million; and

•	Any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period”. A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default called a “Blockage Notice”, from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	By written notice from the person or persons who gave the Blockage Notice;

•	By repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	If the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC”, will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	A limited-purpose trust company organized under the New York Banking Law;

•	A “banking organization” within the meaning of the New York Banking Law;

•	A member of the United States Federal Reserve System;

•	A “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	A “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name”. Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

•	An Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by certificated securities.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “Trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF RIGHTS

We may issue rights to purchase common shares or other securities. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	The date of determining the shareholders entitled to the rights distribution;

•	The number of rights issued or to be issued to each shareholder;

•	The exercise price payable for each share of debt securities, preferred shares, common shares or other securities upon the exercise of the rights;

•	The number and terms of the shares of common shares or other securities which may be purchased per each right;

•	The extent to which the rights are transferable;

•	The date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	The extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	If applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	Any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus (1) through underwriters, through agents or dealers, (2) in private transactions, (3) directly to purchasers, including our affiliates and stockholders, in a rights offering or (4) through a combination of any of these methods, each at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of the securities included in this prospectus through:

•	A block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	Purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	Ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	Enter into transactions involving short sales of the common shares by broker-dealers;

•	Sell common shares short themselves and deliver the shares to close out short positions;

•	Enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	Loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed setting forth the terms of the offering, including the aggregate number of securities being offered; the purchase price or initial public offering price of the securities; the names of any underwriters, dealers or agents; the net proceeds to us from the sale of the securities; any delayed delivery arrangements; any underwriting discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any commissions paid to agents.

There is currently no market for any of the securities, other than the common shares listed on the NYSE Amex. If the securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, we cannot assure you as to whether an active trading market will develop for these other securities. We have no current plans for the listing of these other securities on any securities exchange or on the National Association of Securities Dealers, Inc. automated quotation system; any such listing with respect to these other securities will be described in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE Amex, the existing trading markets for our common shares, or sales made to or through a market maker other than on an exchange.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time-to-time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time-to-time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If dealers are used in the sale of securities, we will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Securities may also be sold directly by us. In this case, no underwriters or agents would be involved.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

We may also sell the securities through agents designated from time-to-time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

If a prospectus supplement so indicates, underwriters, brokers or dealers, in compliance with applicable law, may engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market.

We will bear costs relating to all of the securities being registered under this registration statement of which this prospectus forms a part.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933. If more than 5% of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or its affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Conduct Rule 5110(h).

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

CERTAIN INCOME TAX CONSEQUENCES

A brief description of certain provisions of the tax treaty between Canada and the United States is included below, together with a brief discussion of certain Canadian federal income tax consequences, including withholding provisions, to which U.S. shareholders are subject under existing laws and regulations of Canada. The consequences, if any, of any taxes other than Canadian federal income tax are not considered. The following information is general and security holders should seek the advice of their own tax advisors, tax counsel or accountants with respect to the applicability or effect on their own individual circumstances of not only the matters referred to herein, but also of any taxes other than Canadian federal income tax.

Canadian Federal Income Tax Consequences Associated with our Common Shares

General. The following is a summary of the principal Canadian federal income tax consequences generally applicable in respect of the ownership of our common shares. The tax consequences to any particular holder of our common shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdiction in which that holder is subject to taxation, the place where that holder is resident and, generally, that holder’s particular circumstances. This summary is applicable only to holders who are resident in the United States and are subject to United States tax, are not (and have never been) resident in Canada, hold their common shares as capital property and do not (and will not) use or hold their common shares in, or in the course of, carrying on business in Canada. For purposes of this discussion, a non-resident holder means a holder of our common shares who does not reside in Canada.

The following general discussion in respect of taxation is based upon management’s understanding of the rules. No opinion was requested by us, or has been provided by our counsel or auditors, with respect to the Canadian income tax consequences described in the following discussion.

Dividend Withholding. We have not paid dividends on our common shares in any of the past three years and have no plans to pay dividends in the foreseeable future. Canadian federal tax legislation would require a 25% withholding from any dividends paid or deemed to be paid to our non-resident shareholders. However, shareholders resident in the United States and subject to United States tax would generally have this rate reduced to 15% pursuant to the tax treaty between Canada and the United States. The withholding tax rate on the gross amount of dividends is reduced to 5% if the beneficial owner of the dividend is a U.S. corporation which owns at least 10% of our voting stock.

The amount of stock dividends paid to non-residents of Canada would be subject to withholding tax at the same rate as cash dividends. The amount of a stock dividend (for tax purposes) would generally be equal to the amount by which our paid-up capital had increased by reason of the payment of such dividend. We will furnish additional tax information to shareholders in the event of such a stock dividend.

Capital Gains. A non-resident who holds common shares as capital property generally will not be subject to Canadian taxes on capital gains realized on the disposition of such common shares unless the common shares are “taxable Canadian property” within the meaning of the Income Tax Act (Canada), and no relief is afforded under any applicable tax treaty. Common shares generally will not be taxable Canadian property of a shareholder of us unless, at any time during the five-year period immediately preceding a disposition of such common shares, not less than 25% of the issued common shares of any class or series of our capital stock belonged to persons with whom the shareholder did not deal at arm’s length, or to the shareholder together with such persons or unless the common shares were acquired by the holder in one of several tax deferred exchanges for common shares which were themselves taxable Canadian property.

A non-resident shareholder whose common shares constitute taxable Canadian property and who is a resident of the United States for purposes of the tax treaty between Canada and the United States generally would be exempt from Canadian tax on any capital gain realized on a disposition of those common shares in any event, provided the common shares do not derive their value primarily from Canadian real property (including Canadian resource properties). Management is of the view that common shares do not derive their value primarily from Canadian real property.

United States Federal Income Tax Consequences Associated with our Common Shares, Preferred Shares, Debt Securities and Rights.

The applicable prospectus supplement will describe any material United States federal income tax consequences to an investor who is a citizen or resident of the United States of acquiring, holding and disposing of our common shares, preferred shares, debt securities or rights to purchase common shares or other securities. Such discussion may include any United States federal income tax consequences relating to any dividends, principal, interest, premium, if any, and other payments that are payable in a currency other than U.S. dollars, debt securities issued with original issue discount for United States federal income tax purposes or which contain early redemption provisions, or other special terms related to the securities.

VALIDITY OF THE SECURITIES

In connection with particular offerings of debt securities in the future, and if stated in the applicable prospectus supplement, the validity of those debt securities may be passed upon for us by Vinson & Elkins L.L.P, Houston Texas, and with respect to particular offerings of common shares, preferred shares and rights by Burnet Duckworth & Palmer LLP, Calgary, Alberta and/or Sara-Lane Sirey Professional Corporation, Calgary, Alberta, and for the underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

Information incorporated by reference into this prospectus regarding our estimated quantities of natural gas and oil reserves was prepared by us. Our proved reserve estimates as of December 31, 2008, 2007 and 2006 incorporated by reference into this prospectus were prepared by Netherland, Sewell  & Associates, Inc., independent petroleum engineers.

WHERE YOU CAN FIND MORE INFORMATION

We are “incorporating by reference” into this prospectus information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished and not filed pursuant to Item 2.02, Item 7.01 or certain exhibits furnished pursuant to Item 9.01 of any current report on Form 8-K with the SEC) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus until the offering under this registration statement is completed:

•

Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 11, 2009 (File No. 001-32714), for the quarterly period ended June 30, 2009, filed with the SEC on August 6, 2009 (File No. 001-32714), and for the quarterly period ended September 30, 2009, filed with the SEC on November 5, 2009 (File No. 001-32714);

•

Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on October 20, 2009 (File No. 001-32714), including information incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2009 (File No. 001-32714);

•

Our Current Reports on Form 8-K filed with the SEC on February 20, 2009, May 21, 2009, June 10, 2009, July 1, 2009, July 6, 2009, July 16, 2009, July 24, 2009, August 3, 2009, August 11, 2009, November 3, 2009 and November 20, 2009 (excluding any information furnished and not filed pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K with the SEC) (each File No. 001-32714); and

•	Our Registration Statement on Form 8-A filed with the SEC on December 23, 2005 (File No. 001-32714).

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Gastar Exploration Ltd.

1331 Lamar Street, Suite 1080

Houston, Texas 77010

Attention: Michael A. Gerlich

Telephone: (713) 739-1800

Additionally, you may read and copy any materials that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding us. The SEC’s website address is http://www.sec.gov. You can also obtain copies of the materials we file with the SEC from our website at http://www.gastar.com. The information on our website or about us on any other website is not part of this prospectus.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The following description of the indemnification provisions of the Business Corporations Act (Alberta) and of our bylaws, as amended, does not purport to be complete and is subject to and qualified in its entirety by reference to the Business Corporations Act (Alberta) and the full text of our bylaws, each as amended.

The Business Corporations Act (Alberta) allows us to, and our bylaws provide in part that we will, indemnify each of our directors and officers, former directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (each an “Indemnified Person”), and such Indemnified Person’s heirs and legal representatives, against all costs, charges and expenses reasonably incurred by such Indemnified Person in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Person is made a party by reason of being or having been a director or officer of Gastar or that body corporate, if the Indemnified Person: (1) acted honestly and in good faith with a view to our best interests; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes an amount paid to settle an action or satisfy a judgment. These indemnities will continue in effect after the director or officer resigns his position or his position is terminated for any reason.

On December 13, 2006, the Board of Directors of the Company approved changes to the Company’s bylaws. Such changes were to clarify the indemnification rights of the directors and officers within Article VIII of the bylaws as set forth in summary below:

•	Mandatory advancement of expenses to directors with respect to indemnification for proceedings;

•	Mandatory indemnification to directors, subject to court approval, for actions brought by or in the name of the Company;

•	Indemnification for expenses incurred in respect of threatened litigation; and

•	Entitlement to payment of attorneys fees that directors/officers incur in litigating with the Company their right to receive indemnity payments from the Company whether successful or not.

The foregoing rights/entitlements are subject to the director/officer meeting the following standard of conduct:

(a)	The director/officer acting honestly and in good faith with a view to the best interests of the Company; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director/officer having reasonable grounds for believing that the director’s/officer’s conduct was lawful.

All bylaw changes approved by our Board of Directors were approved by our shareholders at our annual meeting of shareholders held in June 2007.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

12,000,000

Common Shares

Prospectus Supplement

December    , 2010